WATKINS-JOHNSON COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


The following table illustrates the potential dilution of outstanding stock options on net income per share computations:


                                                         Three Months Ended                 Nine Months Ended
- - - -------------------------------------------------------------------------------------------------------------
                                          Sept. 30, 1994       Oct. 1, 1993   Sept. 30, 1994     Oct. 1, 1993
- - - -------------------------------------------------------------------------------------------------------------

FOR PRIMARY NET INCOME PER SHARE:

     Weighted average shares
          outstanding                          7,450,000        7,553,000          7,450,000        7,546,000
     Equivalent shares -- dilutive stock
          options -- based on treasury
          stock metho using average
          market price                           710,000          527,000            710,000          310,000
- - - -------------------------------------------------------------------------------------------------------------
     Total                                     8,160,000        8,080,000          8,160,000        7,856,000
=============================================================================================================

FOR FULLY DILUTED NET INCOME PER SHARE:

     Weighted average shares
          outstanding                          7,450,000        7,553,000          7,450,000        7,546,000
     Equivalent shares -- dilutive stock
          options -- based on treasury
          stock method using greater of
          closing market price or average
          price                                  894,000          623,000            894,000          583,000
- - - -------------------------------------------------------------------------------------------------------------
     Total                                     8,344,000        8,176,000          8,344,000        8,129,000
=============================================================================================================
Net Income                                   $ 5,386,000      $ 3,512,000        $14,944,000      $ 7,534,000
=============================================================================================================
Primary net income per share                 $       .66      $       .43        $      1.83      $       .96
=============================================================================================================
Fully diluted net income per share           $       .61*     $       .42        $      1.79      $       .93
=============================================================================================================

* Reported $.61 instead of $.65 so cumulative earnings for all quarters total year-to-date earnings of $1.79 per share.

This calculation is submitted in accordance with Regulation S-K, Item
601(b)(11).




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